UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Stewart Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Letterhead of Stewart Enterprises, Inc.]

February 19, 2002

To our shareholders:

     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on April 8, 2002, in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.

     It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Please return the enclosed proxy and save us the cost of having to contact you again in order to obtain your signed proxy.

Sincerely,

Frank B. Stewart, Jr. Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
TOTAL RETURN COMPARISON
CERTAIN TRANSACTIONS
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT AUDITORS
OTHER MATTERS

STEWART ENTERPRISES, INC.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

     You are cordially invited to the 2002 annual meeting of our shareholders which will be held in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 8, 2002, at 11:00 a.m. for the following purposes:

•	To elect three directors to serve a three-year term of office expiring at our 2005 annual meeting

•	To ratify the retention of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the fiscal year ending October 31, 2002

•	To transact such other business as may properly come before the meeting or any adjournment thereof

     Only shareholders of record at the close of business on February 11, 2002, are entitled to notice of and to vote at our 2002 annual meeting.

     If you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. You may revoke your proxy by giving notice to our Secretary at any time before it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Loralice A. Trahan Secretary

Metairie, Louisiana February 19, 2002

STEWART ENTERPRISES, INC.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005

February 19, 2002

PROXY STATEMENT

     We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at the 2002 annual meeting of our shareholders to be held on April 8, 2002, at 11:00 a.m. in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

     Only holders of record of our Class A and Class B common stock at the close of business on February 11, 2002 are entitled to notice of and to vote at our 2002 annual meeting. On that date, we had outstanding (A) 104,136,153 shares of our Class A common stock, each of which is entitled to one vote, and (B) 3,555,020 shares of our Class B common stock, each of which is entitled to ten votes.

     You may revoke your proxy at any time before it is voted at the annual meeting by filing with our Secretary a written revocation or duly executed proxy bearing a later date. Your proxy will be deemed revoked if you attend the annual meeting and vote in person.

     We will begin mailing this proxy statement to our shareholders on or about February 19, 2002, and we will bear the cost of soliciting proxies in the enclosed form. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile. We will ask banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them upon request for their reasonable expenses in so acting.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Directors and Executive Officers

     The table below sets forth certain information concerning the beneficial ownership, as of February 11, 2002, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

				Acquirable through
				Currently
		Number of Shares		Exercisable	Percent
Beneficial Owner	Class	Beneficially Owned(1)(2)		Stock Options(3)	of Class(3)

Directors and Director Nominees
Frank B. Stewart, Jr.	Class A	7,111,234	(4)	0	6.8%
P.O. Box 19925	Class B	3,555,020	(5)	0	100.0%
New Orleans, LA 70179
William E. Rowe	Class A	224,281	(6)	602,000	*
Brian J. Marlowe	Class A	170,345	(7)	401,000	*
Kenneth C. Budde	Class A	109,467	(8)	301,000	*
Leslie R. Jacobs	Class A	100	(9)	0	*
John P. Laborde	Class A	52,928	(10)	26,900	*
Alden J. McDonald, Jr.	Class A	2,000	(11)	0	*
James W. McFarland	Class A	16,140		26,900	*
Michael O. Read	Class A	43,432	(12)	26,900	*
Named Executive Officers(13)
Brent F. Heffron	Class A	65,192		251,000	*
Everett N. Kendrick	Class A	12,780	(14)	143,114	*
All directors and executive officers as a group (15 persons)	Class A	7,974,832	(15)	2,347,604	9.7	%(16)
	Class B	3,555,020		0	100.0	%(16)

*	Less than 1%.

(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column.

(2)	Includes shares held indirectly through the Stewart Enterprises Employees’ Retirement Trust (SEERT). Individuals participating in the SEERT have sole investment power, but no voting power, over the shares. Participants in the SEERT may choose to direct personal contributions, as well as matching contributions from our company, into the Stewart Enterprises Company Stock Fund (the “Fund”). The Fund is a blend of Stewart Enterprises, Inc. Class A common stock and cash. Participants do not have direct ownership of Stewart Enterprises, Inc. stock, but rather have ownership of units in the Fund. As of December 31, 2001, one unit in the Fund was equivalent to .769558 of a share of stock.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by a person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(4)	Includes 6,658,444 shares owned as community property with Mr. Stewart’s wife, 442,350 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart is a trustee and shares voting and investment power, and 10,440 shares held indirectly by Mr. Stewart through the SEERT.

(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders.

(6)	Includes 2,951 shares held indirectly by Mr. Rowe through the SEERT.

(7)	Includes 2,418 shares held indirectly by Mr. Marlowe through the SEERT and 1,800 shares held in Mr. Marlowe’s wife’s retirement fund.

(8)	Includes 2,719 shares held indirectly by Mr. Budde through the SEERT.

(9)	Includes 100 shares held by Ms. Jacobs’ husband’s IRA.

(10)	Includes 428 shares owned by Mr. Laborde’s wife.

(11)	Includes 2,000 shares owned by Mr. McDonald through a family corporation.

(12)	Includes 10,500 shares held in a trust, with respect to which Mr. Read is a trustee and shares voting and investment power.

(13)	Information regarding Messrs. Stewart, Rowe, Marlowe and Budde, the named executive officers other than Messrs. Heffron and Kendrick, appears immediately above under the caption “Directors and Director Nominees.”

(14)	Includes 2,212 shares held indirectly by Mr. Kendrick through the SEERT and 1,405 shares owned by Mr. Kendrick’s wife.

(15)	Includes 40,818 shares held through the SEERT.

(16)	As of February 11, 2002, all directors and executive officers as a group beneficially owned shares of Class A and B common stock representing 32.3 percent of our total voting power.

Stock Ownership of Certain Beneficial Owners

     As of February 12, 2002, the person named below was, to our knowledge, the only beneficial owner of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

		Amount and Nature of	Percent
Beneficial Owner	Class	Beneficial Ownership	of Class

Dimensional Fund Advisors, Inc.	Class A	8,797,740 (1)	8.4%
1299 Ocean Avenue
Santa Monica, California 90401

(1)	Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 12, 2002, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

ELECTION OF DIRECTORS

General

     Our Amended and Restated Articles of Incorporation (the “Articles”) and By-laws divide the board of directors into three classes serving three-year staggered terms and, pursuant to our By-laws and a resolution of the board of directors, the number of directors has been set at nine. The term of office of our Class III directors expires at our 2002 annual meeting. The Class I and Class II directors are serving terms that expire at our 2003 and 2004 annual meetings, respectively. James W. McFarland, Kenneth C. Budde and Alden J. McDonald, Jr., our Class III directors whose terms are expiring, have been nominated by the board of directors for re-election at our 2002 annual meeting for a three-year term of office expiring at our 2005 annual meeting and until their successors are duly elected and qualified.

     Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the three nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our By-laws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our By-laws, directors are elected by plurality vote.

     A shareholder of record who wishes to nominate one or more persons for election to the board of directors must comply with the procedures established by our Articles and By-laws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate: (1) the person’s name, age, business address and residential address, (2) the person’s principal occupation or employment, (3) the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), (4) the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (5) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934. The notice also must include the following information with respect to the shareholder giving the notice: (1) the name and address of the shareholder and (2) the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934). If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.

     The following table sets forth certain information regarding the directors and nominees for election as directors. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

		Nominated
Name, Age, Principal Occupation	Director	for Term
and Directorships in other Public Companies	Since	Expiring

Nominees for Election as Class III Directors:

James W. McFarland, 56	1995	2005
Dean, A.B. Freeman
School of Business,
Tulane University(1)

Kenneth C. Budde, 54	1998	2005
Executive Vice President and
Chief Financial Officer(2)

Alden J. McDonald, Jr., 58	2001	2005
President, Chief Executive Officer and Director,
Liberty Bank and Trust Co.(3)

The board of directors unanimously recommends a vote FOR each of the nominees listed above.

Continuing Class I Directors:

William E. Rowe, 55	1994	2003
President and
Chief Executive Officer(4)

Michael O. Read, 58	1991	2003
Senior Vice President,
Hibernia National Bank(5)

Leslie R. Jacobs, 42	2001	2003
President,
Hibernia Insurance Agency, LLC(6)

Continuing Class II Directors:

Frank B. Stewart, Jr., 66	1970	2004
Chairman of the Board(7)

John P. Laborde, 78	1995	2004
Chairman Emeritus, Tidewater Inc. (marine
transportation) and Chairman, Laborde
Marine Lifts, Inc. (marine offshore services)(8)

Brian J. Marlowe, 55	2001	2004
Executive Vice President and
Chief Operating Officer(9)

(1)	Dean McFarland is also a director of Sizeler Property Investors, Inc. He is the chairman of our compensation committee and investment committee and a member of our audit and nominating committees.

(2)	Mr. Budde has served as our Executive Vice President, Chief Financial Officer and a director since May 1, 1998. Prior to that time, he served as our Senior Vice President of Finance, Secretary and Treasurer. He is a member of our investment committee.

(3)	Mr. McDonald is a member of our audit committee.

(4)	Mr. Rowe has served as our Chief Executive Officer since November 16, 1999 and as our President since November 1, 1994. He was our Chief Operating Officer from April 1994 until November 15, 1999. He is a member of our nominating committee.

(5)	Mr. Read is the chairman of our audit committee and a member of our compensation and nominating committees. Prior to January 2001, Mr. Read was a Vice President at Marsh USA, Inc., an insurance brokerage and consulting firm.

(6)	Ms. Jacobs is a member of our compensation committee. Prior to July 2000, Ms. Jacobs was President and owner of Rosenthal Agency, Inc., an independent insurance broker.

(7)	Mr. Stewart is a member of our nominating committee.

(8)	Mr. Laborde is also a director of Stolt Offshore, S.A. and Stone Energy Corporation. He is a member of our audit, investment, nominating and compensation committees.

(9)	Mr. Marlowe became Chief Operating Officer in December 1999. Prior to that time, he served as Executive Vice President and President of our Eastern Division.

     During the fiscal year ended October 31, 2001, our board of directors held eight meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.

     Our board of directors has an audit committee on which Messrs. Read, Laborde, McDonald and McFarland serve. The audit committee performs the functions described below under the heading “Audit Committee Report.” The audit committee met nine times during the fiscal year ended October 31, 2001.

     Our board of directors also has a compensation committee on which Messrs. McFarland, Laborde, Read and Ms. Jacobs serve. The compensation committee reviews, analyzes and recommends compensation programs to our board of directors. The compensation committee also is responsible for the administration of and the grant of awards under our stock compensation plans. The compensation committee met ten times during the fiscal year ended October 31, 2001.

     Our board of directors also has a nominating committee on which Messrs. Stewart, Rowe, Laborde, McFarland and Read serve. The nominating committee identifies and recommends to the full board of directors candidates for nomination to the board of directors and establishes procedures for the nomination process. The committee will consider nominees recommended by shareholders of record who comply with the procedures established by our Articles and By-laws, which are summarized above. The nominating committee met one time during the fiscal year ended October 31, 2001.

Compensation of Directors

     Each member of the board of directors who is not a full-time employee (an “Outside Director”) was paid during the last fiscal year (1) a quarterly retainer of $5,250, (2) $1,500 for each board meeting attended and (3) $1,500 for each committee meeting attended.

     We granted options under the Amended and Restated Directors’ Stock Option Plan (the “1996 Directors’ Plan”) to each Outside Director on January 31, 2000. The Outside Directors were each granted an option to acquire 14,400 shares of our Class A common stock. The options are exercisable immediately and expire on January 31, 2005. Exercisability of the options granted under the 1996 Directors’ Plan is automatically accelerated in the event of a change of control, as defined in the plan, and may be accelerated by the compensation committee at any time in its discretion. The exercise price of the options is the fair market value of the Class A common stock on the date of grant. There are no additional options available to be granted under the 1996 Directors’ Plan.

     In 2000, we adopted the 2000 Directors’ Stock Option Plan (the “2000 Directors’ Plan”), pursuant to which each Outside Director was granted an option to purchase 50,000 shares of our Class A common stock. The options generally become exercisable in 25 percent annual increments beginning on April 13, 2001 and expire on January 31, 2005. The compensation committee may accelerate the exercisability of any options at any time at its discretion, and the options become immediately exercisable in the event of a change of control, as defined in the plan. The exercise price of the options is the fair market value of the Class A common stock on the date of grant. Any person who joins the board as an Outside Director prior to the 2004 Annual Meeting of Shareholders will receive an option for a pro rata portion of a 50,000 share option grant, exercisable at a price equal to the fair market value of the Class A common stock on the date of grant.

Audit Committee Report

     The audit committee of Stewart Enterprises, Inc. is composed of four directors and operates under a written charter adopted by the board of directors. The members of the audit committee are Michael O. Read, John P. Laborde, Alden J. McDonald, Jr. and James W. McFarland. All members of the audit committee are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

     The audit committee performs the functions described in its charter. These functions include:

•	recommending to our board the appointment of the independent auditors;

•	approving the scope of audits and other services to be performed by the independent and internal auditors; and

•	reviewing the results of internal and external audits, the accounting principles applied in financial reporting and the adequacy of financial and operational controls.

     The audit committee reviews our company’s financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the audit committee has met and held discussions with management and our internal and independent auditors. Management represented to the audit committee that our company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including matters in the written disclosures provided by the independent auditors to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     The audit committee has discussed with our internal and independent auditors the overall scope and plans for their respective audits. The audit committee has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls and the overall quality of our company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended October 31, 2001, for filing with the Securities and Exchange Commission. The committee and the board also have recommended, subject to shareholder ratification, the selection of our company’s independent auditors for fiscal year 2002.

     Audit Fees: Aggregate fees and costs billed to our company for professional services rendered for the audit of our financial statements for the fiscal year ended October 31, 2001 and for reviewing the financial statements included in our company’s Form 10-Qs for the fiscal year ended October 31, 2001 were $486,058.

     Financial Information Systems Design and Implementation Fees: There were no aggregate fees and costs billed to our company for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by the principal accountant for the fiscal year ended October 31, 2001.

     All Other Fees: Aggregate fees and costs billed to our company for services rendered by the principal accountant for the fiscal year ended October 31, 2001, other than audit and financial information systems design and implementation services, were $1,506,828. This included fees related to the refinancing of our debt described in Note 14 to our consolidated financial statements included in Form 10-K for the year ended October 31, 2001 and fees associated with audits of our foreign operations necessitated by our pursuit of the sale of our foreign operations.

     The audit committee has determined that the provision of services covered by the two preceding paragraphs is compatible with maintaining the principal accountant’s independence from our company.

     Submitted by the Audit Committee.

John P. Laborde	Alden J. McDonald, Jr.	James W. McFarland	Michael O. Read

EXECUTIVE COMPENSATION

Summary of Compensation

     The following table sets forth information with respect to the compensation paid to our Chief Executive Officer and to each of our five most highly compensated other executive officers for services rendered during the fiscal years ended October 31, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
		Annual Compensation			Awards

Name and					Securities
Principal					Underlying	All Other
Position	Year	Salary	Bonus		Options	Compensation

Frank B. Stewart, Jr.	2001	$450,000	$0		0	$17,048	(1)
Chairman of the Board	2000	450,000	0		0	16,322
	1999	450,000	0		0	17,993
William E. Rowe	2001	650,000	330,000		0	23,542	(1)
President and Chief	2000	500,000	160,000	(2)	1,000,000	20,023
Executive Officer	1999	500,000	100,000		0	30,574
Brian J. Marlowe	2001	396,038	290,000		0	16,850	(1)
Executive Vice President	2000	355,000	112,500	(2)	700,000	13,887
and Chief Operating Officer	1999	300,000	70,000		0	16,755
Kenneth C. Budde	2001	300,000	175,000		0	10,831	(1)
Executive Vice President	2000	300,000	90,000	(2)	500,000	18,583
and Chief Financial Officer	1999	285,000	50,000		0	12,306
Brent F. Heffron	2001	300,000	110,000		0	8,327	(1)
Executive Vice President	2000	300,000	50,000	(2)	400,000	13,389
and President—Southern Div	1999	300,000	20,000		0	10,035
Everett N. Kendrick	2001	300,000	110,000		50,000	7,278	(1)
Senior Vice President	2000	300,000	31,875	(2)	250,000	5,842
and President—Sales and	1999	300,000	0		0	5,603
Marketing Division

(1)	Consists of our contributions to the accounts of the named executive officers in our Stewart Enterprises Employees’ Retirement Trust (SEERT) and our Supplemental Retirement and Deferred Compensation Plan, respectively: Mr. Stewart, $6,583 and $9,939; Mr. Rowe, $5,950 and $17,592; Mr. Marlowe, $5,950 and $10,900; Mr. Budde, $5,950 and $4,881; Mr. Heffron, $1,700 and $6,627; and Mr. Kendrick, $5,950 and $1,328. Additionally, amounts shown for Mr. Stewart include life insurance premiums paid on his behalf in the amount of $526.

(2)	In order to encourage and facilitate an increase in management’s equity ownership in our company, the compensation committee requested the executive officers to accept Class A common stock in lieu of cash for a substantial portion of their fiscal year 2000 bonus. In response to that request, the executive officers noted accepted Class A common stock with a fair market value equal to the net cash otherwise available to them, after deductions, for their fiscal year 2000 bonus.

Stock Options

     The following two tables present information with respect to the executive officers named in the Summary Compensation Table concerning grants and exercises of stock options during the last fiscal year and unexercised options as of October 31, 2001.

Option Grants in Last Fiscal Year

		% of Total			Potential Realizable Value at Assumed
	Number of	Options			Annual Rates of Stock Price Appreciation
	Securities	Granted to			for Option Term (dollars in thousands)(3)
	Underlying	Employees
	Options	in Fiscal	Exercise	Expiration
	Granted(1)(2)	Year	Price	Date	5%	10%	15%	20%

Everett N. Kendrick	50,000	6.2%	$6.96	04/12/05	$75	$162	$261	$374

(1)	All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion.

(2)	These options become exercisable ratably over the term of the option, on the same vesting dates as other grants under the 2000 Incentive Compensation Plan.

(3)	The appreciation is calculated over the term of the options rounded to the nearest one-half year, beginning with the fair market value on the date of grant of the options, which was $6.96 on May 23, 2001. As of February 11, 2002, the price of a share of our Class A common stock was $5.27. Accordingly, none of the options listed in this table are “in-the-money.”

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised		In-the-Money
			Stock Options at		Options at
	Shares		October 31, 2001(1)		October 31, 2001(2)
	Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Rowe	0	$0	352,000	1,148,000	$292,500	$877,500
Brian J. Marlowe	0	0	226,000	724,000	159,000	477,000
Kenneth C. Budde	0	0	176,000	574,000	112,700	338,100
Brent F. Heffron	0	0	151,000	499,000	90,160	270,480
Everett N. Kendrick	0	0	64,900	247,100	36,550	109,650

(1)	Options with respect to 330,000 shares held by Mr. Rowe, 165,000 shares held by Mr. Marlowe, 165,000 shares held by Mr. Budde, 165,000 shares held by Mr. Heffron and 8,000 shares held by Mr. Kendrick are performance-based options that will become exercisable only if the average of the closing sale prices of a share of Class A common stock for 20 consecutive trading days prior to July 17, 2003 equals or exceeds $67.81, which represents a five-year, 20 percent compounded annual growth rate in the price of a share of Class A common stock from the $27.25 exercise price applicable to the initial awards. All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion.

(2)	The value reflected in this table is equal to the difference between the stock price at October 31, 2001 and the exercise price multiplied by the number of exercisable and unexercisable “in-the-money” options, respectively.

Employment Agreements

     Effective November 1, 2001, we renewed our employment agreements with Messrs. Rowe, Marlowe, Budde, Heffron and Kendrick (sometimes referred to as the “Named Executive Officers”). The agreements provide for employment of the Named Executive Officer through October 31, 2004, subject to earlier termination under limited, specified circumstances, at a fixed annual salary. The agreements also provide for an annual bonus, which is awarded based upon factors established annually.

     Mr. Rowe’s previous employment agreement provided for a salary of $500,000 per fiscal year and a maximum bonus of $500,000 per fiscal year. His new agreement provides for a salary of $650,000 per fiscal year and a maximum bonus of $650,000 per fiscal year. In addition, the compensation committee decided to increase his salary to $650,000, retroactive to November 1, 2000. Mr. Marlowe’s employment agreement initially provided for a salary of $380,000 per fiscal year, which was increased to $400,000 on February 1, 2001. Mr. Marlowe’s agreement also provides for a maximum bonus of $400,000 per fiscal year. Mr. Kendrick’s employment agreement provided for a salary of $300,000 per fiscal year and initially provided for a maximum bonus of $225,000 per fiscal year, which was increased to $250,000 on November 1, 2001. The salary and maximum bonus for each of the other Named Executive Officers is the same under the renewed employment agreements as under the previous agreements. Mr. Budde’s and Mr. Heffron’s agreements provide for a salary of $300,000 per fiscal year and a maximum bonus of $300,000 per fiscal year.

     The renewed employment agreements also provide, as did the previous agreements, that if we terminate the Named Executive Officer’s employment without “cause” (as defined in the agreement) or the Named Executive Officer terminates employment for “good reason” (as defined in the agreement), we must pay the executive two times his annual salary over a two-year period. In addition, the executive will be entitled to exercise performance-based options if the performance goals are met within 180 days after the termination of employment. If the executive terminates his employment for reasons other than “good reason,” we must pay the executive one year’s salary over a two-year period. Each executive has agreed that he will not compete with us for a period of two years after the termination of his employment.

Change of Control Agreements

     Effective November 1, 2001, we renewed our change of control agreements with the Named Executive Officers. The change of control agreements supersede the employment agreements after a change of control. The agreements provide that if a change of control occurs before October 31, 2004, the executive’s employment term will continue through the later of the second anniversary of the change of control or October 31, 2004, subject to earlier termination pursuant to the agreement. After a change of control and during the employment term, the executive is entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, the executive is entitled to the salary, maximum bonus and benefits provided in his employment agreement or, if more favorable, those provided to peer employees of the acquiror.

     If after a change of control, but during the employment term, we terminate the executive’s employment without “cause” (as defined in the agreements) or the executive terminates employment for “good reason” (as defined in the agreements), we must pay the executive in cash within 30 days of termination an amount equal to three times the sum of his salary and maximum bonus. “Good reason” includes the failure of the acquiror to provide the executive with substantially the same position after the change of control, and the executive’s position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. In addition, a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed a termination for “good reason.” If during the employment term the executive terminates employment for reasons other than “good reason,” he is entitled to receive a single year’s salary over a two-year period. The non-competition provisions of the executive’s employment agreement continue to apply after a change of control.

     If after a change of control the executive is subjected to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (whether by virtue of the benefits of the change of control agreement or otherwise, including by virtue of the acceleration of the exercisability of stock options), we must pay the executive (whether or not his employment has terminated) such amounts as are necessary to place him in the same position after payment of federal income and excise taxes as he would have been if such provisions had not been applicable to him. We have agreed, to the extent permitted by applicable law, to take all reasonable steps to ensure that the executive is not, by reason of a change of control, deprived of the economic value (including any value attributable to the change of control) of (1) any options to acquire our common stock or (2) any of our common stock beneficially owned by the executive. We have agreed to pay as incurred, to the full extent permitted by law, all legal fees and expenses the executive may reasonably incur as a result of any contest of the validity or enforceability of, or liability under, any provision of the change of control agreement.

Compensation Committee Interlocks and Insider Participation

     During the last fiscal year, Darwin C. Fenner (who retired from the Board effective October 31, 2001), James W. McFarland and Michael O. Read served on the compensation committee. No member served as an officer or employee of our company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee. In December 2001, Leslie R. Jacobs and John P. Laborde were appointed to serve on the compensation committee.

Compensation Committee Report on Executive Compensation

   General

     The compensation committee approves all of the policies under which compensation is paid or awarded to our executive officers. All such decisions are then recommended to the full board of directors for final approval, except for decisions to make awards to executive officers under our stock compensation plans, which are made solely by the compensation committee for tax law purposes.

     Our executive compensation policies are designed to:

•	Provide competitive levels of compensation that integrate pay with our annual and long- term performance goals

•	Reward achievements in corporate performance

•	Recognize individual initiative and performance

•	Assist us in attracting and retaining qualified executives

•	Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Class A common stock

     Our executive compensation program is comprised of salaries, annual incentive bonuses and long-term incentives in the form of stock options.

     During 2001, the committee retained an independent consulting firm to review our executive compensation. After considering the firm’s reports and recommendations, the committee decided that it should continue its goal of maintaining executive compensation (including salary, bonus and long-term incentives) at or above the 75th percentile for companies in a peer group consisting of public companies similar in size to us and other public death care companies.

   Salary

     The salary levels of our Named Executive Officers, other than Mr. Stewart, are set out in employment agreements with the officers. Mr. Stewart’s salary is paid in consideration of his longstanding and continuing contributions and value to us. For fiscal year 2001 his salary was $450,000. Effective November 1, 2001, we renewed our employment agreements with all of our executive officers, including Messrs. Rowe, Marlowe, Budde, Heffron and Kendrick. The salary levels were set in accordance with the committee’s compensation goals described above. As a result, Mr. Rowe’s salary was increased from $500,000 to $650,000, retroactive to November 1, 2000. The salaries of the other Named Executive Officers remained the same as in their previous agreements.

   Incentive Bonus

     Our employment agreements with our executive officers provide that the executive is eligible to receive a maximum bonus, the amount of which was set in accordance with the committee’s compensation goals described above. The actual amount of the bonus is generally determined based upon specified performance criteria for each executive, which are reassessed annually. The agreements in effect during fiscal year 2001 with Messrs. Rowe, Marlowe, Budde, Heffron and Kendrick provided for maximum bonuses of $500,000, $400,000, $300,000, $300,000 and $225,000, respectively. As a result of the committee’s review of its compensation goals, described above, Mr. Rowe’s maximum bonus eligibility was increased to $650,000 on November 1, 2001. The maximum bonus eligibility for the other Named Executive Officers remained the same as in the previous agreements, except for Mr. Kendrick’s maximum bonus amount which was increased to $250,000.

     Rather than following strictly the objective and qualitative factors contained in the employment agreements in 2001, the compensation committee determined the 2001 bonuses for Mr. Rowe and the other Named Executive Officers by using those criteria together with a subjective evaluation of their respective performances in achieving strategic objectives in their areas of responsibility. The compensation committee considered diluted earnings per share, adjusted for certain unusual and nonrecurring items, both positive and negative; the company’s operating performance, overall and for each of its divisions; the company’s successful disposition of foreign assets, debt refinancing and debt repayment; the company’s success in implementing SAB No. 101 and realigning the company’s operations with a new business model; and the recommendations of the Chairman, Chief Executive Officer and Chief Operating Officer.

   Stock Options

     In order to provide management with a long-term incentive to improve operating performance and shareholder value, the compensation committee granted stock options to executive officers during fiscal year 2000. The size of the individual option grants was based upon the officer’s level of responsibility and salary level. In fiscal year 2001, the committee granted additional options to five executive officers, including options to purchase 50,000 shares of Class A common stock to Mr. Kendrick. The options generally vest ratably over the term of the options, on the same vesting dates as other grants under the 2000 Incentive Compensation Plan, contingent upon the executive officer’s continued employment with the Company, and expire in 2005.

   Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). We currently intend to keep “non-performance-based compensation” within the $1 million limit in order that all executive compensation will be fully deductible.

   Submitted by the Compensation Committee.

Leslie R. Jacobs	John P. Laborde	James W. McFarland	Michael O. Read

TOTAL RETURN COMPARISON

     The graph and corresponding table below provide a comparison of the cumulative total shareholder return on our Class A common stock, the S&P 500 Index and an industry index made up of Service Corporation International (“SCI”) and Carriage Services, Inc. (“Carriage”) for our last five fiscal years. We believe that we, SCI and Carriage are the only major death care providers that have been publicly traded in the United States throughout the entire period covered by the graph. The information in the graph is based on the assumption of a $100 investment on October 31, 1996 at the closing price on that date and includes the reinvestment of dividends. The returns of each issuer in the industry index are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

	Cumulative Total Shareholder Return

Index	October 31,

	1996	1997	1998	1999	2000	2001

Stewart Enterprises	100.0	121.4	135.3	28.1	12.8	36.4
S & P 500 Index	100.0	129.7	155.8	193.2	202.7	150.3
Industry Index	100.0	106.8	126.6	34.9	8.5	23.4

CERTAIN TRANSACTIONS

General

     During the fiscal year ended October 31, 1992, Mr. Stewart and two trusts established by Mr. and Mrs. Stewart entered into an agreement with us whereby we, with the approval of all of the disinterested members of our board of directors, agreed to advance the premiums on a split dollar “second-to-die” life insurance policy purchased by the trusts and insuring the lives of Mr. and Mrs. Stewart. The premiums are payable over a 12-year period and the trusts are required to reimburse us currently for that portion of the premiums we paid that, if not reimbursed, would be treated as compensation to Mr. Stewart for federal income tax purposes. Interest accrues on the premium advances at 8 percent per annum from the date each premium payment is made by us. The advances are collateralized by an assignment of other insurance policies owned by the trusts and shares of our Class A common stock that are held by the trusts. The trusts have agreed that, upon the death of Mr. or Mrs. Stewart, the proceeds of such other insurance policies will be used to reduce the outstanding balance due to us. We are entitled to reimbursement of the unpaid balance of all amounts advanced, together with accrued interest, upon the first to occur of (1) the surrender of the policy, (2) the deaths of Mr. and Mrs. Stewart or (3) the expiration of 60 days following the payment in full of all premiums on the policy. The outstanding amount advanced to the trusts by us, including accrued interest, was approximately $1,631,186 at October 31, 2001, including $110,000 advanced to the trusts during the fiscal year ended October 31, 2001.

     In January 1998, we discontinued an insurance policy on the life of Mr. Stewart unrelated to the policy described in the preceding paragraph. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The amount of the loan is equal to the cash value received by us upon the discontinuance of the prior insurance policy. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2001, including accrued interest, was approximately $862,074.

     For 2001, we paid $284,970 in cash compensation to Brenna D. Bennett in her capacity as a senior sales executive for our company. Ms. Bennett is the wife of Everett N. Kendrick, Senior Vice President and President of our Sales and Marketing Division. Also in 2001, we paid $61,176 in cash compensation to Michael Crane, Jr. in his capacity as a funeral home and cemetery general manager for our company. Mr. Crane is the son of Michael K. Crane, Sr., Senior Vice President and President of our Central Division.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. During the last fiscal year Randall L. Stricklin was inadvertently late in filing a statement of changes in beneficial ownership, reporting one transaction.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT AUDITORS

     Upon the recommendation of our audit committee, the board of directors has approved the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2002, which selection will be submitted to the shareholders for ratification. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2002 annual meeting, the selection will be reconsidered by the board.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

     The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2002.

OTHER MATTERS

Quorum and Voting of Proxies

     The presence, in person or by proxy, of a majority of our company’s total voting power is necessary to constitute a quorum. If a quorum is present, (1) directors will be elected by plurality vote, and (2) the ratification of the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2002 will require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

     All duly executed proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and in favor of the adoption of the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2002.

     The board of directors does not know of any matters to be presented at our 2002 annual meeting other than those described herein. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Proposals

     Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2003 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than October 22, 2002.

     All shareholder proposals must comply with Section 2.14 of our By-laws in order to be eligible for consideration at a shareholders’ meeting. Our By-laws are filed with the SEC, and shareholders should refer to the By-laws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2003 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than October 22, 2002, although this date will change in accordance with our By-laws if the date of our 2003 annual meeting is 30 calendar days earlier or later than April 8, 2003. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Loralice A. Trahan Secretary

Metairie, Louisiana February 19, 2002

Please mark your votes as indicated in this example **X**

1. To elect three Class III Directors.

FOR all nominees listed below (except as marked to the contrary below)	**WITHHOLD AUTHORITY** to vote for all nominees listed below
☐	☐

INSTRUCTIONS: <u>To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:</u>

01 James W. McFarland
02 Kenneth C. Budde
03 Alden J. McDonald, Jr.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. In their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote FOR the nominees and the proposals listed above. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and the proposals.

Dated: ______________________________, 2002

____
(SIGNATURE OF SHAREHOLDER)

____
(SIGNATURE IF HELD JOINTLY)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone		Mail
1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	**OR**	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone, you do NOT need to mail back your proxy card.

Thank you for voting.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

STEWART ENTERPRISES, INC.

The undersigned hereby appoints Frank B. Stewart, Jr., William E. Rowe and Kenneth C. Budde, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 11, 2002 at the Annual Meeting of Shareholders to be held on April 8, 2002, or any adjournment thereof.

(Please See Reverse Side)

▲ **FOLD AND DETACH HERE** ▲